Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

BETWEEN

GENERAL MOLY, INC.

AND

AMER INTERNATIONAL GROUP CO. NORTH AMERICA, LTD.

December 9, 2019

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ARTICLE V ADDITIONAL AGREEMENTS		13

5.1	Listing Applications	13
5.2	Assistance to the Company in Obtaining the Loan	13
5.3	Covenants Concerning the Parties	13
5.4	Further Assurances	14
5.5	Publicity	14
5.6	Board Representation	15
5.7	Mutual Release	16
5.8	Termination of Prior Agreement, Prior Warrant, etc.	17

ARTICLE VI MISCELLANEOUS		17

6.1	Notices	17
6.2	Entire Agreement	19
6.3	Amendments	19
6.4	Assignment	19
6.5	Benefit	19
6.6	Specific Performance	19
6.7	Governing Law; Language	19
6.8	Waiver of Jury Trial	20
6.9	Severability	20
6.10	Headings and Captions	20
6.11	Certain Terms	20
6.12	No Waiver of Rights, Powers and Remedies	21
6.13	Fees and Expenses	21
6.14	Counterparts	21
6.15	Rules of Construction	21
6.16	Dispute Resolution	21

Schedules

Schedule 1	Certain Definitions
Schedule 2	Dispute Resolution

Exhibits

Exhibit A	Form of Amended and Restated Common Stock Purchase Warrant
Exhibit B	Molybdenum Supply Agreement Term Sheet

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated December 9, 2019 (the “Effective Date”), is between General Moly, Inc., a Delaware corporation (the “Company”), on the one hand, and Amer International Group Co. North America, Ltd., a Delaware corporation (“Purchaser”) and Amer International Group Co., Ltd., a company registered in the Hong Kong Special Administrative Region of the People’s Republic of China and an indirect parent company of the Purchaser owning legally and beneficially 100% of all issued and outstanding stock of the Purchaser (“Amer Parent”).  Amer Parent is a party to this Agreement only in respect of Sections 5.7 and 5.8 and ARTICLE VI hereto; Amer Parent is not otherwise bound by this Agreement.  The Company and Purchaser shall each be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in Schedule 1.

RECITALS

A.                                    The Company and Amer Parent are parties to that certain Investment and Securities Purchase Agreement, dated April 17, 2015, as amended by Amendment No. 1 to Investment and Securities Purchase Agreement dated November 2, 2015, Amendment No. 2 to Investment and Securities Purchase Agreement dated August 7, 2017 and Amendment No. 3 to Investment and Securities Purchase Agreement dated September 30, 2017 (as amended, the “Prior Agreement”).  The Company and Amer Parent wish to terminate the Prior Agreement.  The Company and Amer Parent are also parties to that certain Stockholder Agreement, dated November 24, 2015 (the “Prior Stockholder Agreement”), whose term expired on November 24, 2019.

B.                                    The Company and Amer Parent are parties to that certain Letter Agreement to Extend Dispute Negotiation Period dated October 10, 2019, by and between Amer Parent and the Company (the “Extension Letter”).

C.                                    The Company desires to issue and sell to Purchaser and Purchaser desires to acquire from the Company, on the terms and subject to the conditions in this Agreement, (1) $4,000,000 of shares (the “Offered Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at the Per Share Price; and (2) $300,000 of shares (the “Extension Shares”) of Common Stock at the Extension Per Share Price.

D.                                    The Company issued to Amer Parent certain warrants pursuant to the Common Stock Purchase Warrant (Warrant AW-1) dated November 24, 2015, as amended by that certain First Amendment to Warrant dated April 17, 2017, that certain Second Amendment to Warrant, dated June 16, 2017, that certain Third Amendment to Warrant, dated July 16, 2017 and that certain Fourth Amendment to Warrant, dated August 7, 2017, pursuant to the Prior Agreement (as amended, the “Prior Warrant”).  The Company and Amer Parent wish to terminate the Prior Warrant.

E.                                     The Company desires to issue to the Purchaser warrants to purchase, at the Per Share Price, 80,000,000 shares of Common Stock in substantially the form of the Common Stock Purchase Warrant attached as Exhibit A (the “Restated Warrant” and, together with the Offered Shares and the Extension Shares, the “Offered Securities”), exercisable pursuant to the terms of the Restated Warrant.

F.                                      The Company and Amer Parent wish to provide for a mutual release of claims with respect to any claims or potential claims which may arise out of (i) the Prior Agreement, (ii) the Prior

Warrant, (iii) the Extension Letter, and the (iv) Prior Stockholder Agreement (items (i) through (iv) collectively, the “Prior Transaction Documents”).

G.                                    The Company has projected that the share of debt financing that the Company may be required to contribute for the construction and development of the Mount Hope Project is approximately US$700 Million (the “Project Financing Amount”), and Purchaser has agreed to use its reasonable best efforts to assist the Company to obtain a loan from one or more Prime Chinese Banks to the Company to fund, in whole or in part, such Project Financing Amount (such loan from one or more Prime Chinese Banks including the related financing costs thereof is hereinafter referred to as the “Loan”).

In consideration of the mutual covenants contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

ARTICLE I
ISSUANCE OF OFFERED SECURITIES; CLOSING

1.1                               Purchase and Sale of Offered Securities; Closing Payment; Extension Fee.

(a)                                 Offer and Sale.  On the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, Purchaser shall purchase from the Company, and the Company shall issue and sell to Purchaser the Offered Securities.

(b)                                 Closing Payment; Extension Fee.  In exchange for the Company’s issuance and sale of the Offered Securities to Purchaser, (i) Purchaser shall, on the Closing Date, pay to the Company in cash an amount equal to $4,000,000 (the “Closing Payment”), representing the purchase price for the Offered Shares at the Per Share Price, and (ii) the Company shall, on the Closing Date, credit $300,000 paid by Purchaser to the Company pursuant to the Extension Letter (the “Extension Fee”) to Purchaser’s account in satisfaction of the purchase price for the Extension Shares at the Extension Per Share Price.

1.2                               Arrangement Fee.  Upon the initial draw of the Loan, the Company shall deliver or cause to be delivered to Purchaser (or its Affiliate) by wire transfer of immediately available funds in Dollars, a fee (the “Arrangement Fee”) equal to seventy-five one-hundredths of one percent (0.75%) of the Loan or a portion thereof that has been committed by one or more Prime Chinese Banks with the assistance provided by the Purchaser (or its Affiliate) pursuant to Section 5.2 hereof.

1.3                               Closing.  The completion of the purchase and sale of the Offered Shares (the “Closing”) shall occur at 12:00 p.m. China Beijing time at the offices of Bryan Cave Leighton Paisner LLP, Denver, Colorado, on the Effective Date.  The date of the Closing is referred to herein as the “Closing Date.”

1.4                               Closing Deliveries.

(a)                                 Company Deliveries.  At the Closing, the Company shall deliver or cause to be delivered to Purchaser:

(i)                                     a certificate or certificates representing the Offered Shares and the Extension Shares;

(ii)                                  a receipt for the Closing Payment;

(iii)                               a duly executed counterpart of the Restated Warrant, registered in the name of Purchaser;

(iv)                              a copy, certified by the Secretary of the Company, of the resolutions adopted by the Board with respect to (a) the appointment of Terry Li as a Class II director of the Company, and (b) authorizing the execution and delivery of this Agreement and the Restated Warrant, and in each case, such resolutions shall be in full force and effect and not revoked; and

(v)                                 a good standing certificate (or its equivalent) for the Company issued by the Secretary of State of the State of Delaware, dated as of a date within three (3) Business Days prior to the Closing Date.

(b)                                 Purchaser Deliveries.  At the Closing, Purchaser shall deliver or cause to be delivered to the Company:

(i)                                     the Closing Payment by wire transfer of immediately available funds in Dollars to an account specified by the Company in writing no less than three (3) Business Days prior to the Closing;

(ii)                                  the Prior Warrant, marked “Cancelled,” or an executed affidavit of lost warrant with respect to the Prior Warrant; and

(iii)                               a duly executed counterpart of the Restated Warrant.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule (the “Disclosure Schedule”) delivered by the Company to Purchaser on or prior to the Effective Date, the Company hereby represents and warrants to Purchaser on the Closing Date as follows:

2.1                               Organization and Standing.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted (and, to the extent described therein, as described in the SEC Reports).  Each of the Company and its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its businesses makes such qualification necessary, except where any failure to so qualify or be in good standing would not have a Material Adverse Effect.  The copies of the Company’s certificate of incorporation, including amendments, that are listed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 (the “10-Q”) are complete and correct copies thereof. The copy of the Company’s bylaws that is listed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “10-K”) is a complete and correct copy thereof.

2.2                               Capitalization.  The authorized capital stock of the Company consists of 650,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).  As of September 30, 2019, (i) 138,220,332 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were held in the treasury of the Company or by any Subsidiary of the Company; (iii) 11,750 shares of Series A Convertible Preferred Stock were issued and outstanding; and (iv) 4,000 shares of Series B Convertible Preferred Stock were issued and outstanding.  As of September 30, 2019, 938,667 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of outstanding SARs granted pursuant to the Company’s equity incentive plans filed with the SEC Reports (the “Plans”), restricted stock units covering 2,001,268 shares of Common Stock were issued under the Company’s Plans; 97,991,800 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of outstanding warrants to purchase Common Stock (the “Warrants”) , including the Prior Warrant, and up to 5,910,000 shares of Common Stock were issuable (and such number was reserved for issuance) upon conversion of convertible promissory notes (the “Convertible Notes”).  Since September 30, 2019, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable or exercisable for such capital stock, other than those shares of capital stock reserved for issuance as set forth in this Section 2.2.  The Company has no stock option, incentive or similar plan other than the Plans.  All of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued, and are fully paid and nonassessable.  Except for the preemptive rights held by APERAM under the APERAM Securities Agreement, if any, all of the shares of Common stock subject to issuance under the Plans, Warrants, Convertible Notes and SARs, upon issuance prior to the Closing Date on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  The Offered Securities have been duly and validly authorized and when issued, sold and delivered by the Company in accordance with this Agreement, will be validly issued, fully paid and nonassessable.  Except as set forth in this Section 2.2, there are no outstanding options, warrants, conversion rights, subscription rights, preemptive rights, rights of first refusal or other rights or agreements of any nature outstanding to subscribe for or to purchase any shares of Common Stock or any other securities of the Company of any kind binding on the Company.  Except for the preemptive rights held by APERAM under the APERAM Securities Agreement, if any, the issuance by the Company of the Offered Securities is not subject to any preemptive rights, rights of first refusal or other similar limitation or any other claim, Lien, charge, encumbrance or security interest applicable to the assets of the Company, except those which have been waived.  There are no restrictions upon the voting or transfer of any shares of Common Stock pursuant to the Company’s certificate of incorporation or bylaws.  There are no agreements or other obligations (contingent or otherwise) that may require the Company to repurchase or otherwise acquire any shares of Common Stock.

2.3                               Authorization; Enforceability.  The Company has the corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of, and the consummation of the transactions contemplated by, this Agreement and such other Transaction Documents.  No other corporate proceeding on the part of the Company is necessary for the valid execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, and the performance and consummation by the Company of the transactions contemplated by this Agreement and such other Transaction Documents to be performed by the Company, except as has been obtained or waived.  The Company has duly executed and delivered this Agreement and, when executed and delivered by it, will have duly executed and delivered the other Transaction Documents to which it is a party.  Assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).  Assuming the due execution and delivery of the Transaction Documents to which the Company is a party (other than this Agreement) by Purchaser, each of such Transaction Documents, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.4                               No Violation; Consent

(a)                                 The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) assuming that all consents, approvals, authorizations and other actions described in Section 2.4(b) have been obtained and all filings and obligations described in Section 2.4(b) have been made, conflict with, violate or contravene the applicable provisions of any Law of any Governmental Authority to or by which the Company or any of its Subsidiaries or any of its or their respective assets is bound, (ii) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default or give rise to an event of acceleration under, or give to others any right of termination, amendment or cancellation of, or give to others a right to require any payment to be made under, any contract, lease, license, permit, loan or credit agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it or any of its Subsidiaries is bound or to which any of their respective assets is subject, nor result in the creation or imposition of any Lien, security interest, charge or encumbrance of any kind upon any of the assets or capital stock of the Company or any of its Subsidiaries, or (iii) conflict with or violate any provision of the Organizational Documents of the Company or any of its Subsidiaries, except in the case of each of clauses (i) and (ii) above as would not have a Material Adverse Effect.

(b)                                 No consent, approval, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by the Company for the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and state securities or “blue sky” laws, for any filings required to be made under the rules and regulations of the NYSE American and the Toronto Stock Exchange, and (ii) where the failure to obtain such consent, approval, authorization or order or to make such filing or registration would not have a Material Adverse Effect.

2.5                               Compliance with Laws.

(a)                                 Since October 16, 2017, (i) each of the Company and its Subsidiaries has complied, and is currently in compliance, with all Laws applicable to the Company or its Subsidiaries or to the operation of their respective businesses or to any assets owned or used by any of the respective businesses of the Company and its Subsidiaries, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Authority with respect to the respective businesses of the Company and its Subsidiaries or to any assets owned or used by the respective businesses of the Company or its Subsidiaries is pending or that such investigation or review is contemplated.

(b)                                 The Company and its Subsidiaries (i) have been in compliance in all material respects with the FCPA and any other applicable United States and foreign anti-corruption Laws, and (ii) since October 16, 2017, have not, to the knowledge of the Company, been investigated by any Governmental Authority with respect to, or been given written notice by a Governmental Authority or any other Person of, any actual or alleged violation by the Company or its Subsidiaries of the FCPA or any other applicable United States or foreign anti-corruption Laws.

(c)                                  To the Company’s knowledge, since October 16, 2017, none of the Company or its Subsidiaries has, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given, money or anything of value to any Person for the purpose of: (i) unlawfully influencing any act or decision of any Government Official, (ii) inducing any Government Official to do or omit to do an act in violation of a lawful duty, (iii) securing any improper advantage, or (iv) unlawfully inducing any Government Official to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way.

(d)                                 To the Company’s knowledge, since October 16, 2017, none of the Company or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person that is the subject of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority.

2.6                               SEC Reports; Financial Condition.

(a)                                 The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since December 31, 2017 (the “SEC Reports”).  The SEC Reports (including any financial statements filed as a part thereof or incorporated by reference therein) (i) at the time filed (or if amended or superseded by a filing prior to the Effective Date, then on the date of such subsequent filing), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b)                                 The audited and unaudited consolidated financial statements of the Company and the related notes thereto contained in the SEC Reports (the “Company Financial Statements”) present fairly the financial position of the Company and its Subsidiaries at such date and the results of operations of the Company and its Subsidiaries for the periods set forth therein; provided, however, that the unaudited financial statements are subject to normal year-end adjustments.  The Company Financial Statements, including the related notes thereto, have been prepared in accordance with generally accepted accounting principles in the United States as in effect for the periods covered thereby.

(c)                                  Except and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2019 included in the 10-Q or as otherwise disclosed in the 10-Q, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2019, (ii) liabilities that are not otherwise required to be disclosed in the Company Financial Statements, (iii) liabilities incurred in compliance with the Eureka Budget, or (iv) liabilities that, individually or the aggregate, would exceed One Million Dollars ($1,000,000).

2.7                               Securities Laws.  All notices, filings, registrations, or qualifications under state securities or “blue sky” laws, that are required in connection with the offer, issuance, sale and delivery of the Offered Securities pursuant to this Agreement, have been, or will be, completed by the Company.

2.8                               No Litigation.  Except as disclosed in the SEC Reports, no Action against the Company or any of its Subsidiaries is pending, or, to the Company’s knowledge, threatened or contemplated that, if determined adversely, would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.9                               Permits.  Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own and lease its properties and to carry on its business as it is now being conducted and to allow the Company to seek and obtain (subject to the price and the market of molybdenum) the Project Financing Amount (collectively, the “Company Permits”), and, except as disclosed in the SEC Reports or Schedule 2.9 hereto, all such Company Permits are valid, and in full force and effect, and there is no action pending or, to the knowledge of the Company, threatened, regarding suspension or cancellation of any of the Company Permits, except for such Company Permits which the failure to possess or to be valid or in full force and effect, or of which the cancellation or suspension would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Company Permits, which conflict, default or violation would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.10                        Subsidiaries.  As of the Effective Date, the Company has no subsidiaries other than those set forth in the SEC Reports.

2.11                        Securities Compliance.  The Common Stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed on the NYSE American and the Toronto Stock Exchange. Except as disclosed in the SEC Reports or Schedule 2.11 hereto, the Company is in material compliance with all NYSE American and Toronto Stock Exchange requirements, and the Company has not been contacted by NYSE American or the Toronto Stock Exchange, either orally or in writing, concerning any violations or any potential removal of the Common Stock from NYSE American or the Toronto Stock Exchange.

2.12                        Environmental Matters.

(a)                                 None of the Company nor any of its Subsidiaries is in violation, in any material respect, of any Environmental Law, and the Company has no knowledge of any event or condition that exists or has occurred that is reasonably likely to result in any material violation of any Environmental Law;

(b)                                 There are no claims against the Company or any of its Subsidiaries arising under any Environmental Law or concerning the Release of or exposure of persons to any Hazardous Materials; and

(c)                                  Each of the Company and its Subsidiaries possesses all material Environmental Permits required to operate their respective businesses and to seek and obtain (subject to the price and the market of molybdenum) the Project Financing Amount.  Schedule 2.12(c) sets forth all such material Environmental Permits including the name of the entity to which each such Environmental Permits is granted and the term and expiration date thereof.  Except as set forth in the SEC Reports, the Company has no knowledge of any event or condition that exists or has occurred that is reasonably likely to result in the termination, cancellation, or revocation of any Environmental Permits.

2.13                        Brokers Fees.  Except as set forth in Schedule 2.13, no broker, investment banker, financial advisor, finder or similar intermediary has acted for or on behalf of, or is entitled to any brokers’, finders or similar fee or other commission from, the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

Purchaser hereby acknowledges, represents, warrants and agrees as follows:

3.1                               Authorization; Enforceability; No Violations.

(a)                                 Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute, deliver and perform the terms and provisions of this Agreement and the other Transaction Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and performance by it of, and the consummation of the transactions contemplated by, this Agreement and such other Transaction Documents.

(b)                                 Purchaser has duly executed and delivered this Agreement and, when executed and delivered by it, will have duly executed and delivered the other Transaction Documents to which it is a party.  Assuming the due execution and delivery hereof by the Company, this Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).  Assuming the due execution and delivery of the other Transaction Documents (other than this Agreement) by the Company, each of such Transaction Documents, when executed and delivered by Purchaser will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.2                               Securities Act Representations; Legends.

(a)                                 Purchaser understands and agrees that:  (i) the offering and sale of the Offered Securities to be issued and sold hereunder are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), (ii) the initial offer and sale of the Offered Securities issuable hereunder have not been registered under the Securities Act or any other applicable securities laws and such securities only may be transferred or otherwise resold in accordance with the provisions of Regulation S or Rule 144 under the Securities Act, pursuant to an effective registration statement under the Securities Act and any other applicable securities laws or if an exemption from such registration requirements is available, and (iii) the Company is required to register any resale of the Offered Securities, if any, under the Securities Act and any other applicable securities laws only to the extent provided in this Agreement.

(b)                                 Purchaser represents that the Offered Securities to be acquired by Purchaser pursuant to this Agreement are being acquired for its own account and not with a view to, or for sale in connection with, any distribution thereof or in violation of the Securities Act or any other securities laws that may be applicable.

(c)                                  Purchaser acknowledges that no representations have been made to Purchaser by or on behalf of the Company in connection with the offering and sale of the Offered Securities hereunder other than those as set forth herein, and Purchaser represents that it is not subscribing for the Offered Securities as a result of, or in response to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting.

(d)                                 Purchaser has had the opportunity to read the SEC Reports and has been afforded the opportunity to ask questions of the Company.  Purchaser understands that its investment in the Offered Securities is speculative and involves a high degree of risk.  Purchaser acknowledges that it has carefully evaluated the merits and risks of such an investment, including the risk factors set forth in the SEC Reports.

(e)                                  Purchaser acknowledges that the Offered Securities will be endorsed with restrictive legends, substantially in the following form, that prohibit their transfer except in accordance therewith:  “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF (I) SUCH REGISTRATION OR (II) AN EXEMPTION THEREFROM AND, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED OR (III) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT.”  Purchaser agrees that the Offered Securities are only transferable on the books of the Company in accordance with, and that the Company will refuse to register any transfer of the Offered Securities not made in accordance with, the restrictions set forth in restrictive legends to which they are subject.

(f)                                   Purchaser is (i) an “accredited investor” within the meaning of Rules 501(a)(l), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act, or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

(g)                                  Purchaser either alone or with the assistance of its professional advisors, is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Offered Securities and of making an informed investment decision and understands and has fully considered for purposes of this investment the risk of loss of all monies invested in the Company.

3.3                               Investment Decision by Purchaser.  Purchaser understands that nothing in this Agreement or any other materials presented to it in connection with the purchase and sale of the Offered Securities constitutes legal, tax or investment advice.  Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Offered Securities.

3.4                               Compliance with Laws.  Purchaser (i) has been in compliance in all material respects with the FCPA and any other applicable United States and foreign anti-corruption Laws, and (ii) since October 16, 2017, has not, to the knowledge of Purchaser, been investigated by any Governmental Authority with respect to, or been given written notice by a Governmental Authority or any other Person of, any actual or alleged violation by the Company or its Subsidiaries of the FCPA or any other applicable United States or foreign anti-corruption Laws.

3.5                               Consents.  Subject to the accuracy of the Company’s representations and warranties herein, no material consent, approval, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by Purchaser for the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby.

ARTICLE IV
REGISTRATION RIGHTS

4.1                               Shelf Registration.  On or before the date that is nine months following the Closing Date, the Company shall file a registration statement with the SEC to effect the registration of the Registrable Securities under the Securities Act (such registration statement and the prospectus included therein being referred to as the “Registration Statement”) for a public offering of Common Stock then beneficially owned by Purchaser or any of its Affiliates or issuable to Purchaser or any of its Affiliates upon exercise of any option, warrant or other security convertible into or exercisable for Common Stock (the “Registrable Securities”).  Such offering shall be made on a continuous basis pursuant to Rule 415 under the Securities Act (“Rule 415”).  If Rule 415 limits the number of Registrable Securities permitted to be registered on a Registration Statement otherwise required to be filed by the Company hereunder, the Company shall promptly file an additional Registration Statement covering any Registrable Securities excluded from such prior Registration Statement.  The Company shall also use reasonable best efforts to cause such Registrable Securities to be qualified in such jurisdictions as Purchaser may reasonably request.

4.2                               Company Obligations.  In connection with the Registration Statement, the Company shall:

(a)                                 prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement, and such documents and reports to be incorporated by reference into the Registration Statement, as necessary to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities;

(b)                                 furnish to Purchaser such number of copies of Registration Statements and prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as Purchaser may from time to time reasonably request;

(c)                                  promptly furnish to Purchaser copies of any comments that the SEC provides in writing to the Company pertaining to a Registration Statement, and any responses thereto from the Company to the SEC;

(d)                                 promptly provide notice to Purchaser when a Registration Statement or any post-effective amendment thereto the same has become effective;

(e)                                  use its reasonable best efforts to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as Purchaser reasonably requests;

(f)                                   use its reasonable best efforts to cause all such Registrable Securities to be listed on NYSE American or the Toronto Stock Exchange or any other applicable securities exchange or quoted on each inter-dealer quotation system on which the Common Stock is then listed or quoted;

(g)                                  pay all expenses incurred in connection with such registration, including registration and filing fees with the SEC, reasonable fees and expenses of counsel and other advisors to Purchaser and the Company, printers’ and accountants’ fees, fees and expenses of compliance with securities or blue sky laws and fees and expenses incurred in connection with the listing or quotation of the Registrable Securities; provided, however, that any underwriting discounts, underwriting commissions, or underwriting fees attributable to the sale of the Registrable Securities shall be borne by Purchaser;

(h)                                 enter into customary agreements (including underwriting agreements in customary form) if requested by Purchaser, including representations and warranties by the Company and other terms and provisions that are customarily contained in underwriting agreements generally with respect to secondary distributions, including customary lock up provisions, indemnification and contribution provisions in favor of the underwriters and customary agreements as to the provision of opinions of counsel and accountants’ letters; and

(i)                                     otherwise cooperate with Purchaser, any underwriters, the SEC and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents necessary to effect the registration of any Registrable Securities.

4.3                               Registration Statement Effectiveness; Piggyback Registrations.

(a)                                 The Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after filing thereof with the SEC.  The Company shall use reasonable best efforts to cause the Registration Statement to continue to be effective until the date that Purchaser has either disposed of or has the ability to dispose of all Registrable Securities without any volume or manner of sale restrictions pursuant to Rule 144 of the Securities Act (“Effective Period”), and, during such period, to cause the Registration Statement and the prospectus contained therein to be updated as reasonably deemed necessary by the Company or required by the Securities Act or the Exchange Act to enable Purchaser to resell the Registrable Securities.

(b)                                 If at any time during the Effective Period, the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the stock option or other employee benefit plans) then, not fewer than twenty (20) Business Days prior to the effective date of such registration statement, the Company shall send to Purchaser a written notice of such determination and, if within ten (10) Business Days after the date of such notice, Purchaser shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities Purchaser requests to be registered, provided that Purchaser agrees to the same terms and conditions regarding method of sale applicable to the securities otherwise being sold through such registration.  If such registration statement relates to an underwritten public offering and the underwriter of such proposed offering advises the Company and Purchaser that, in its opinion, the number of securities requested to be included in the registration statement (including securities to be sold by Purchaser or any other security holder) exceeds the number which can be sold in such offering within an acceptable price range, then the Company shall include in such registration statement first the registrable securities required to be registered pursuant to a request under the APERAM Securities Agreement, second the Registrable Securities Purchaser proposes to register, and third any securities the Company or any other security holder proposes to register.

(c)                                  Promptly upon any registration statement filed pursuant to this Section 4.3 being declared effective by the SEC, the Company will file a related form of final prospectus pursuant to Rule 424(b) promulgated under the Securities Act.

(d)                                 Purchaser agrees to indemnify (to the fullest extent permitted by applicable law) the Company, its officers, directors, employees and agents and each underwriter and selling broker, if any, and each person, if any, who controls the Company (within the meaning of the Securities Act), against liabilities, losses, claims, damages, actions or expenses (including, in each case, under the Securities Act or the Exchange Act) arising by reason of any statement contained in a registration statement (including any Registration Statement), or any amendment or supplement thereto, that Purchaser provided to the Company in writing explicitly for use in such registration statement, being actually or allegedly false or misleading or actually or allegedly omitting to state a material fact necessary to be stated in order that the statements made in such registration statement, in the circumstances in which they are made, not be misleading; provided that in no event will the aggregate amount Purchaser be required to pay pursuant to such indemnification obligations exceed the greater of the aggregate purchase price paid by Purchaser hereunder and the amount of the net proceeds received by Purchaser upon the sale of the Registrable Securities giving rise to such indemnification obligation.  The Company hereby agrees to indemnify (to the fullest extent permitted by applicable law) Purchaser, its officers, directors, employees and agents and each underwriter and selling broker, if any, and each person, if any, who controls Purchaser (within the meaning of the Securities Act) against liabilities, losses, claims, damages, actions or expenses (including, in each case, under the Securities Act or the Exchange Act) arising by reason of (i) any statement (other than a statement provided by Purchaser as described above) in or incorporated by reference in a registration statement (including any Registration Statement), or any amendment or supplement thereto, being actually or allegedly false or misleading or actually or allegedly omitting to state a material fact necessary to be stated in order that the statements made in or incorporated by reference in such registration statement, in the circumstances in which they are made, not be misleading, or (ii) any actual or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws in connection with a registration statement.

(e)                                  To the extent a claim for indemnification under this Section 4.3 is unavailable (by reason of public policy or otherwise) or insufficient to hold harmless an indemnified party in respect of any losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, was taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.  The amount paid or payable by a party as a result of any losses shall be deemed to include, subject to the limitations set forth herein, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for herein had been available to such party in accordance with its terms.

(f)                                   The Parties hereby acknowledge that they are sophisticated business persons who were represented by counsel during the negotiations regarding the provisions hereof, including the provisions of this Section 4.3, and are fully informed regarding such provisions.

4.4                               Suspension.  Upon delivery of a notice (a “Suspension Notice”) to Purchaser, the Company may suspend the use of any Registration Statement if:  (a) in the good faith and reasonable judgment of the Board, after consultation with counsel, such suspension is necessary to delay disclosure of material non-public information that would be seriously detrimental to the Company, and the Board concludes, as a result, that it is in the best interest of the Company to suspend use of the Registration Statement at such time, and (b) the Company furnishes to Purchaser a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company to disclose such material non-public information and that it is, therefore, in the best interest of the Company to suspend availability of the Registration Statement at such time; provided, however, that (i) the Company shall have the right to suspend use of the Registration Statement for a period (a “Blackout Period”) of not more than (A) twenty (20) consecutive trading days, and (B) an aggregate of forty-five (45) days during any twelve (12) month period, (ii) the Company shall not defer its obligation in this manner more than two times during any 12-month period, and (iii) the Effective Period shall be extended for the amount of time that the Registration Statement is unavailable due to such a deferral.  Upon receipt of a Suspension Notice, Purchaser shall discontinue disposition of Registrable Securities pursuant to a Registration Statement until such Blackout Period has ended.  The Company shall be permitted to enter stop transfer instructions with the Company’s transfer agent with respect to the Registrable Securities during any Blackout Period.

4.5                               Current Public Information.  As long as Purchaser owns any Registrable Securities that are not otherwise eligible for sale as contemplated by Rule 144 under the Securities Act, the Company shall use reasonable best efforts to file all required reports with the SEC, or otherwise make available “adequate current public information” about itself, within the meaning of Rule 144(c) under the Securities Act, to potentially make available to Purchaser the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities without registration.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1                               Listing Applications.  The Company has previously applied to list the Offered Securities for trading on the NYSE American and will use reasonable best efforts to cause such listing to be effective as of the Closing, subject to official notice of issuance.

5.2                               Assistance to the Company in Obtaining the Loan.

(a)                                 Purchaser shall use its reasonable best efforts to assist the Company in obtaining the Loan from one or more Prime Chinese Banks.  Such reasonable best efforts assistance shall mean that, at the request of the Company and upon Purchaser’s determination that the price and the market of molybdenum support the construction and development of the Mount Hope Project and upon demonstration of financial commitment by POS-Minerals to fund its share of costs (including financing costs) related to the construction and development of the Mount Hope Project, Purchaser will, by itself (and/or through its Affiliate(s) as it deems desirable) or together with the Company, (i) make introductions of the Company to one or more Prime Chinese Banks; (ii) make inquiries with such one or more Prime Chinese Banks about obtaining the Loan for the Company; and (iii) use its reasonable best efforts to assist the Company with the negotiation and closing of the Loan on terms and conditions acceptable to the Company and such one or more Prime Chinese Banks.  In no event shall Purchaser or its Affiliate(s) be required to guarantee the Loan or any portion thereof, or to pledge its assets (or assets of its Affiliate(s)) or otherwise provide collateral for the Loan or any portion thereof.  Purchaser’s obligations under this paragraph shall expire on September 27, 2027.

(b)                                 The Company hereby grants Purchaser an option to enter into the Molybdenum Supply Agreement with the Company simultaneously with the Loan Execution on the principal terms and conditions provided in the Molybdenum Supply Agreement Term Sheet attached hereto as Exhibit B.

5.3                               Covenants Concerning the Parties.

(a)                                 Each Party shall be obligated to furnish prompt written notice of each of the following to the other Party:  (i) the occurrence of any material breach or default by such Party under this Agreement; (ii) the filing or commencement of any action, suit or proceeding by or before and Governmental Authority against or affecting such Party that, if adversely determined, would reasonably be expected to materially delay or make unlikely the Loan Execution, (iii) any other development, review, request, requirement or proceeding that would reasonably be expected to materially delay or make unlikely the Loan Execution.  Each notice delivered under this Section shall be accompanied by a statement of an officer of such setting forth the details of the event or development requiring such notice; provided, however, that that delivery of any notice under this Section 5.3(a) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

(b)                                 Each Party shall act in good faith and use reasonable best efforts to facilitate the completion of the transactions contemplated under this Agreement and the other Transaction Documents on the terms and conditions set forth in this Agreement and the other Transaction Documents.

(c)                                  Purchaser acknowledges that some of the information disclosed by the Company pursuant to this Agreement will be confidential information or material non-public information of the Company.  Purchaser shall keep all such information confidential in accordance with the provisions of the NDA Agreement.

(d)                                 Each Party shall materially comply with all Laws, including the FCPA and other applicable anti-corruption Laws.

5.4                               Further Assurances.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, with respect to any request or inquiry from a Governmental Authority), the Company and Purchaser shall consult with each other and take such further action as the other party may reasonably request, all at the sole cost and expense of the requesting Party, except that if by operation of Law, a joint action by the Company and Purchaser is required, then each Party shall pay its own cost and expense arising from taking its part of such joint action.  In the event that such further action is at the request or inquiry from a Governmental Authority, the Purchaser (including its Affiliates) shall not be required to, but may, for purpose of preserving its and its Affiliate’s investment in the Company, elect to (i) litigate, challenge, or contest with respect to any action by such Governmental Authority, (ii) make any proposal, execute or carry out any Contract or submit to any order providing for the sale, divestiture, termination, holding separate, or other disposition of any of its material businesses, properties or assets, (iii) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, or (iv) agree to do any of the foregoing.  In the event that the Purchaser elects to undertake any of the foregoing actions and that in connection therewith, the Purchaser or a Governmental Authority requests the Company’s assistance, cooperation or other action, the Company shall provide and undertake such assistance, cooperation or other action.

5.5                               Publicity.  Upon execution of this Agreement, the Parties shall issue a mutually agreed press release concerning this Agreement and the transactions contemplated hereby.  Other than such joint press release, no Party shall, nor shall such Party permit its Affiliates to, issue any press release or public announcement concerning this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed and the other Party shall respond as promptly as is required to permit the disclosing Party to make timely disclosure.  Notwithstanding the foregoing, each of the Parties may issue such press release or public announcement and make such filings with any Governmental Authority (including the SEC) if, in the reasonable judgment of counsel to such Party, such disclosure or filing is otherwise required by applicable laws or by the applicable rules of any stock exchange on which such Party lists its securities; provided that the disclosing Party shall use its reasonable best efforts to consult with the other Party with respect to the text thereof if possible under applicable laws and by the applicable rules of such stock exchanges.

5.6                               Board Representation.

(a)                                 Composition of Board at Closing.  The Company shall take the action necessary such that as of the Closing Date, the Board shall consist of six (6) directors, consisting of three classes of two directors each, of whom one (1) director shall be designated by Purchaser and appointed as a Class II director, subject to the requirements of applicable Law and the rules of the NYSE American.

(b)                                 Purchaser Nomination Right; Removal.

(i)                                     In addition to the individual designated pursuant to Section 5.6(a), Purchaser shall be entitled to designate a second director to the Board (each individual so designated pursuant to this Section 5.6, a “Purchaser Nominee”), and the Company and the Board shall take the action necessary to increase the size of the Board to seven (7) directors and appoint the second Purchaser Nominee as either a Class II director or a Class III director to fill the resulting vacancy, subject to the requirements of applicable Law and the rules of the NYSE American.

(ii)                                  Following the Closing, Purchaser shall remain entitled to designate (A) two Purchaser Nominees to serve as members of the Board for so long as the Purchaser Ownership Percentage is equal to or greater than 20%, and (B) one Purchaser Nominee to serve as a member of the Board for so long as the Purchaser Ownership Percentage is equal to or greater than 10% but less than 20%.  In the absence of any designation by Purchaser of a Purchaser Nominee in connection with any annual meeting, an individual previously designated by Purchaser and then serving shall be deemed re-designated if still eligible to serve as provided herein.

(iii)                               Purchaser may request, and vote in favor of, the removal of any Purchaser Nominee.  Purchaser shall have the right to designate an individual to fill any vacancy on the Board created by the resignation, removal, incapacity or death of any Purchaser Nominee.  If the Purchaser Ownership Percentage declines below 10%, Purchaser shall promptly cause any Purchaser Nominee who is an employee of Purchaser or any of its Affiliates to resign from the Board.

(c)                                  Company Obligations.

(i)                                     The Company shall include and recommend to stockholders of the Company the election of the Purchaser Nominee(s) in the Board’s slate of nominees submitted and recommended to the Company stockholders: (x) for each election of directors in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board; (y) at every adjournment or postponement thereof, and (z) on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

(ii)                                  Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be nominated for election to the Board or recommend to its stockholders the election of any Purchaser Nominee: (x) who fails to submit to the Company on a timely basis any questionnaires that the Company reasonably requires of its directors generally and other information that the Company reasonably requests in connection with its obligations under the Securities Laws, provided that the Company shall have provided Purchaser all such questionnaires and delivered to Purchaser all other requests for information at least ten (10) Business Days prior to the deadline for submission thereof, or (y) if the Board or the nominating committee determines in good faith, after consultation with legal counsel, that such action would constitute a breach of its fiduciary duties or applicable Law; provided, however, that upon the occurrence of either event set forth in clause (x) or (y) above, the Company shall promptly notify Purchaser of the occurrence of such event and permit Purchaser to provide alternative Purchaser Nominee(s) sufficiently in advance of any Board action, the meetings of the stockholders called or written action of stockholders with respect to such election of nominees and the Company shall be subject to its obligations under this Section 5.6(c) with respect to such alternative Purchaser Nominee(s).

(iii)                               The Board shall take all actions reasonably necessary to cause the Purchaser Nominee(s) to be member(s) of the Board, including without limitation through the filling of any vacancies, in accordance with Purchaser’s right to designate Purchaser Nominee(s) pursuant to the provisions of this Section 5.6.  For the avoidance of doubt, Purchaser shall not be required to comply with any advance notice bylaw applicable to the nomination of directors.

(d)                                 Customary Compensation.  The Company shall pay the Purchaser Nominee(s) customary compensation (including customary cash and equity awards) consistent with other directors for their service on the Board and shall reimburse such Purchaser Nominee(s)’ reasonable costs and expenses involved in attending any meetings of the Board.  The Purchaser Nominee(s) shall also be entitled to benefits under any director and officer insurance policy maintained by the Company and all rights to indemnification, advancement of expenses and exculpation, in each case to the same extent as any other non-employee member of the Board.

(e)                                  Maximum Size of Board.  The maximum size of the Board shall be seven (7) members; provided, that the Board size may be increased (i) to include one or more nominees of one or more investors, where each such investor is providing a significant investment to the Company in a bona fide financing transaction of the Company, if appointment of each such nominee to the Board by the applicable nominating investor is required by such investor as a condition of such investor’s willingness to provide financing to the Company, and such financing transaction is duly approved, and such nominee duly appointed, by the Board in compliance with applicable law, or (ii) if such increase is required pursuant to applicable law.

(f)                                   Expiration.  The provisions of this Section 5.6 shall expire at such time as the Purchaser Ownership Percentage declines below 10%.

5.7                               Mutual Release.

(a)                                 Release by the Company.  The Company, on behalf of itself and its Affiliates and the Company’s and its Affiliates’ respective officers, directors, predecessors, successors, heirs, agents, and assigns (the “Company Releasing Parties”), hereby unequivocally, irrevocably and unconditionally releases and forever discharges the Amer Parent, each of its Affiliates, all of Amer Parent’s and its Affiliates’ current or former officers, directors, beneficiaries, successors, heirs, assigns, agents, partners, members, attorneys, employees, and representatives (the “Amer Released Parties”), of and from any and all manner of action or actions, cause or causes of action in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses of any nature whatsoever, direct or derivative, known or unknown, suspected or unsuspected, fixed or contingent (individually, a “Claim” and collectively, the “Claims”) which any of the Company Releasing Parties now has or may hereafter have arising out of or relating to any action, omission disagreement, dealing or circumstances with respect to any and all Prior Transaction Documents.

(b)                                 Release by Amer Parent.  Amer Parent, on behalf of itself and its Affiliates and Amer Parent’s and its Affiliates’ respective officers, directors, predecessors, successors, heirs, agents, and assigns (the “Amer Releasing Parties”), hereby unequivocally, irrevocably and unconditionally releases and forever discharges the Company, each of its Affiliates, and all of the Company’s and its Affiliates’ officers, directors, beneficiaries, successors, heirs, assigns, agents, partners, members, attorneys, employees, and representatives (the “Company Released Parties”), of and from any and all Claims which any of the Purchaser Releasing Parties now has or may hereafter have arising out of or relating to any action, omission, disagreement, dealing or circumstances with respect to any and all Prior Transaction Documents.

(c)                                  No Prior Transfer of Claims.  Each of the Company and Amer Parent represents and warrants to the other party that it is the sole and lawful owner of all right, title and interest in and to every Claim released hereby and that no portion of any Claim, right, demand, action or cause of action that it has or might have against any other party, nor any portion of any such Claim, to which it may be entitled, has been assigned or transferred to any other person in any manner, including by way of subrogation or operation of law or otherwise.  Each of the Company and Amer Parent further represents and warrants to the other party that it does not know of any person or entity not a party hereto who has (or claims to have) any interest in any Claim or right which is released hereby.  In the event that any Claim should be made or instituted against a party or parties hereto because of a purported assignment, subrogation or transfer, the party who so assigned, subrogated or transferred that Claim agrees to defend, indemnify and hold harmless the other party against the Claim and to pay and satisfy any such Claim, including necessary expenses of investigation, attorneys’ fees and costs.  The Company and Amer Parent intend that the releases provided for in this Agreement be full, complete and final releases within the scope of the release set forth in this Section 5.7.

(d)                                 The Company and Amer Parent each covenants and agrees that it shall not directly or indirectly aid or assist any other Person in connection with the pursuit of any Claim provided for in Section 5.7(a) or (b), except in the case of a court order or validly issued subpoena.  The Company and Amer Parent each hereby expressly agrees and understands that the releases provided in Section 5.7 apply to all unknown, unsuspected and unanticipated Claims which the Company Releasing Parties may have against the Amer Released Parties or the Amer Releasing Parties may have against the Company Released Parties.  The Company and Amer Parent each hereby expressly waives and relinquishes, to the full extent that such rights and benefits may be waived, all rights and benefits under any Law which provides that a general release does not extend to claims which a releasor does not know or suspect to exist in its favor at the time of executing the release, which if known by the releasor must have materially affected the releasor’s settlement with the released party.

5.8                               Termination of Prior Agreement, Prior Warrant, etc..  The Company and Amer Parent acknowledge and agree that, effective upon the Closing hereunder, (i) the Prior Agreement will be terminated in all respects, (ii) the Prior Warrant will be superseded, in all respects, by the Restated Warrant, and (iii) the Extension Letter will be superseded, in all respects, by this Agreement.

5.9                               Financing Transactions.  In connection with any proposed financing transaction, the Company will provide the Purchaser with reasonable advance notice of such proposed financing transaction and the opportunity to participate in, and/or propose an alternative to, such proposed financing transaction.  The Company shall consider in good faith such alternative financing transaction proposed by the Purchaser.

ARTICLE VI
MISCELLANEOUS

6.1                               Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice under this Section 6.1, and shall be either (a) delivered by hand, (b) made by telecopy or facsimile transmission, (c) sent by Federal Express, DHL, UPS or another internationally recognized delivery service; or (d) provided by email.

If to Purchaser or Amer Parent:	Amer International Group Co. North America, Ltd. Suite 600
1201 Orange Street
Wilmington DE 19801
U.S.A.

With copies to:	Amer International Group Co., Ltd.
29/F, Block A, East Pacific International Center
7888th Shennan Boulevard
Shenzhen 518040
People’s Republic of China
Facsimile: +86.755.2711.8899
Attention: Chairman of the Board
Email: wwy@amer.com.cn
Attention: International Department
Email: international@amer.com.cn

Arnold & Porter Kaye Scholer LLP
3000 El Camino Real #500
Palo Alto, CA 94304
USA
Attention: Yingxi Fu-Tomlinson
Email: yingxi.fu@arnoldporter.com
Attention: Anton Ware
Email: anton.ware@arnoldporter.com

If to the Company:	General Moly, Inc.
1726 Cole Blvd.
Suite 115
Lakewood, CO 80401
U.S.A.
	Attention:	Chief Executive Officer
	Facsimile:	+1 (303) 928-8598
	Email:	bhansen@generalmoly.com

With a copy to:	Bryan Cave Leighton Paisner LLP
1700 Lincoln Street
Suite 4100
Denver, CO 80203-4541 U.S.A.
	Attention:	Charles D. Maguire, Jr.
	Facsimile:	+1 (303) 866-0200
	Email:	charles.maguire@bclplaw.com

All notices, requests, consents and other communications hereunder shall be deemed to have been given and received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if by telecopy or facsimile transmission, on the day that receipt thereof has been acknowledged by electronic confirmation or otherwise, or (iii) if sent by internationally recognized delivery service, on the day of actual receipt.

6.2                               Entire Agreement.  This Agreement and the other Transaction Documents, including exhibits or other documents referred to herein and therein, embody the entire agreement and understanding between the Company, on the one hand, and the Purchaser and Amer Parent, on the other hand, with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict the express terms and provisions of this Agreement.

6.3                               Amendments.  The terms and provisions of the Agreement may be modified, amended or waived, or consent for the departure from such terms and provisions may be granted, only by written consent of the Company and Purchaser and in respect of Sections 5.7 and 5.8 and this ARTICLE VI, by written consent of Amer Parent.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

6.4                               Assignment.  None of the parties hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party, provided, however, that Purchaser may assign any of its rights and obligations hereunder, in whole or in part, to any Affiliate of Purchaser without obtaining the consent of the Company and any such assignment shall not relieve Purchaser of its obligations hereunder.

6.5                               Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the Parties and in respect of Sections 5.7 and 5.8 and this ARTICLE VI, on Amer Parent and shall inure to the benefit of the respective successors and permitted assigns of each Party or Amer Parent, as the case may be.  Nothing in this Agreement shall be construed to create any rights or obligations except between the Parties and Amer Parent, as the case may be, and no person or entity shall be regarded as a third party beneficiary of this Agreement subject to Sections 4.3(d) and 4.3(e).

6.6                               Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement (and in respect of Amer Parent, Sections 5.7 and 5.8 and this ARTICLE VI) were not performed in accordance with the terms hereof and that the Parties (and Amer Parent, as the case may be) shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

6.7                               Governing Law; Language.  This Agreement and the rights and obligations of the Parties and Amer Parent hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any conflict of law principles thereof that would cause the application of the laws of any jurisdiction other than the State of Delaware.  This Agreement has been negotiated and executed by the Parties (and by Amer Parent in respect of Sections 5.7 and 5.8 and this ARTICLE VI) in English.  In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall govern.

6.8                               Waiver of Jury Trial.  Each of the Parties and Amer Parent hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

6.9                               Severability.  In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect.  In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

6.10                        Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or constructions of any of the terms or provisions hereof.

6.11                        Certain Terms.

(a)                                 Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (iv) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) references to a day, without the explicit qualification of “business” refers to a calendar day, (vi) references to a month, quarter, year or such other subdivision, without the explicit qualification of “fiscal”, refers to a calendar month, quarter, year or other such subdivision, respectively, (vii) all references to “the date hereof,” “the date of this Agreement” or similar terms (but excluding references to the date of execution hereof) refer to the Effective Date, notwithstanding that the Parties and Amer Parent may have executed this Agreement on a later date, and (viii) references to any Person include such Person’s respective successors, assigns, transferees, lessees, heirs, executors and administrators, whether by merger, consolidation, amalgamation, reorganization, sale of assets or otherwise.

(b)                                 Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) include and incorporate all exhibits, schedules and other attachments thereto, as amended, modified or supplemented, and (ii)  a particular Law referenced herein means such Law as amended, modified, supplemented or succeeded.  When a reference is made in this Agreement to Articles, Sections or any other subdivision, such reference is to an Article, a Section or other subdivision of this Agreement, unless otherwise indicated.  When a reference is made in this Agreement to a party or parties, such reference is to parties to this Agreement, unless otherwise indicated.  Unless otherwise specified, all references to “$” shall be deemed to be references to the lawful currency of the United States.

(c)                                  In this Agreement, any reference to the Company’s knowledge, and comparable terms including “know,” “known,” “aware” or “awareness,” of a particular fact or other matter means the actual knowledge of Bruce D. Hansen, Chief Executive Officer and Chief Financial Officer, Robert Pennington, Chief Operating Officer, and R. Scott Roswell, Chief Legal Officer, or what they could reasonably be expected to have known in performing their duties in the offices in which they serve or had such individuals conducted a reasonable inquiry under the applicable circumstances.

6.12                        No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party hereto not expressly required under this Agreement shall entitle such party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.13                        Fees and Expenses.  Except as otherwise set forth in this Agreement or the other Transaction Documents, each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

6.14                        Counterparts.  This Agreement may be executed in counterparts (including by facsimile, “PDF” or similar means of electronic communication), each of which shall be deemed an original and all of which together shall constitute one agreement.

6.15                        Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.16                        Dispute Resolution.  All disputes between the Company, on the one hand, and the Purchaser and/or Amer Parent, on the other hand, arising out of, relating to or in connection with this Agreement (a “Dispute”) and not otherwise settled by agreement between the parties hereto shall be exclusively and finally settled in accordance with Schedule 2.

[Signature page follows]

The Company and Purchaser have executed this Securities Purchase Agreement, and Amer Parent has executed this Securities Purchase Agreement in respect of Sections 5.7 and 5.8 and ARTICLE VI, as of the Effective Date.

GENERAL MOLY, INC.

		By:	/s/ Bruce D. Hansen
		Name:	Bruce D. Hansen
		Title:	Chief Executive Officer

AMER INTERNATIONAL GROUP CO. NORTH AMERICA, LTD.

By:	/s/ Wang Wen Yin
Name:	Wang Wen Yin (aka James Wang)
Title:	Chairman

AMER INTERNATIONAL GROUP CO., LTD.
Solely in respect of Sections 5.7 and 5.8 and ARTICLE VI hereof

By:	/s/ Wang Wen Yin
Name:	Wang Wen Yin (aka James Wang)
Title:	Chairman

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

Schedule 1
(to Securities Purchase Agreement)

Certain Definitions

For purposes of the Agreement (including this Schedule 1) the following terms and variations thereof have the meanings specified or referred to in this Schedule 1:

“10-K”: As defined in Section 2.1.

“10-Q”:  As defined in Section 2.1.

“1933 Act”: As defined in Section 3.2(e).

“Action”: Any suit, claim, complaint, charge, investigation, audit or examination, citation, legal proceeding, administrative enforcement proceeding, arbitration proceeding or subpoena of any kind or nature whatsoever, in each case by or before any Governmental Authority.

“Affiliate”:  As defined in Rule 405 under the Securities Act, provided none of the Company and its Subsidiaries shall be deemed an affiliate of Purchaser and neither Purchaser, POS-Minerals, nor any of its respective Affiliates shall be deemed to be an affiliate of the Company or any of its Subsidiaries.

“Agreement”:  As defined in the Preamble.

“Amer Parent” : As defined in the Preamble.

“Amer Released Parties”:  As defined in Section 5.7(a).

“Amer Releasing Parties”:  As defined in Section 5.7(b).

“APERAM”:  APERAM, an entity incorporated in the Grand Duchy of Luxembourg.

“APERAM Securities Agreement” the Securities Purchase Agreement dated November 19, 2007, between the Company and ArcelorMittal S.A., which has been assigned to APERAM.

“Arrangement Fee”:  As defined in Section 1.2.

“Blackout Period”:  As defined in Section 4.4.

“Board”:  The Board of Directors of the Company.

“Business Day”:  A day other than a Saturday, Sunday or other day on which commercial banks in New York City or Beijing, China are authorized or required by Law to close.

“Claim”:  As defined in Section 5.7(a).

“Claims”:  As defined in Section 5.7(a).

“Closing”:  As defined in Section 1.3.

“Closing Date”:  As defined in Section 1.3.

Schedule 1-1

“Closing Payment”: As defined in Section 1.1(b).

“Common Stock”:  As defined in Recital C.

“Company”:  As defined in the Preamble.

“Company Financial Statements”:  As defined in Section 2.6(b).

“Company Permits”: As defined in Section 2.9.

“Company Releasing Parties”:  As defined in Section 5.7(a).

“Company Released Parties”:  As defined in Section 5.7(b).

“Contract”: Any agreement, arrangement, understanding, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract.

“Convertible Notes”:  As defined in Section 2.2.

“Disclosure Schedule”:  As defined in ARTICLE II.

“Dispute”:  As defined in Section 6.16.

“Dispute Negotiation Notice”: As defined in Schedule 2.

“Dollars”:  The lawful currency of the United States.

“Effective Date”:  As defined in the Preamble.

“Effective Period”:  As defined in Section 4.3(a).

“Environmental Law”: Any Law relating to the protection of the environment or the exposure of persons to, or remediation of, any Hazardous Materials, in each case as in effect as of the Effective Date.

“Environmental Permits”: Any permits, licenses, certifications, authorizations or any other approvals issued by any Governmental Authority relating to the operation of the business of the Company and its Subsidiaries pursuant to any Environmental Law.

“Extension Fee”: As defined in Section 1.1(b).

“Extension Letter”:  As defined in Recital B.

“Extension Per Share Price”:  $0.27, being the VWAP of the Company’s Common Stock for the 30-day period ending on the date of execution of the Extension Letter.

“Extension Shares”:  As defined in Recital C.

“Eureka Budget”:  The operating budget and business plan of Eureka Moly, as set forth in the Disclosure Schedule.

“Eureka Moly”:  Eureka Moly, LLC, a Delaware limited liability company.

Schedule 1-2

“Exchange Act”:  The Securities Exchange Act of 1934, as amended.

“FCPA”:  The United States Foreign Corrupt Practices Act of 1977.

“GAAP”:  Generally accepted accounting principles as applied in the United States.

“Governmental Authority”:  Any court or any federal or state government or political subdivision thereof or any agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Government Official”:  (a) Any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Authority, (b) any political party or party official or candidate for political office, (c) any public international organization or any department or agency thereof, or (d) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (a), (b) or (c) of this definition.

“Hazardous Material”: “Hazardous substances,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; “hazardous wastes,” as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; petroleum or petroleum products; radioactive material, including, without limitation, any source, special nuclear, or by-product material, as defined in 42 U.S.C. §2011 et seq.; asbestos in any form or condition; toxic mold; polychlorinated biphenyls; and any other material, chemical, substance or waste regulated under any Environmental Law.

“ICC”: As defined in Schedule 2.

“Law”:  Any applicable U.S. federal, state or local or any foreign (including the People’s Republic of China) statute, code, ordinance, decree, rule, regulation or general principle of common or civil law or equity.

“Lien”:  Any mortgage, pledge, hypothecation, hypothec, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, right-of-way, levy, covenant, encroachment, burden, deed of trust, title defect, conditional or contingent sale agreement, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, other than restrictions on the offer and sale of securities under U.S. Federal and state securities Laws.

“Loan”:  As defined in Recital G.

“Loan Execution”:  The entry into the Loan by the parties thereto.

“Material Adverse Effect”:  Any event, circumstance, change or effect that, individually or in the aggregate, (a) has a material adverse effect on the business, assets, operations, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, circumstance, change or effect arising from the following, either alone or in combination, shall be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely to occur:  (i) any changes in general United States or global economic conditions, (ii) changes in the industries in which the Company operates, (iii) any change in GAAP or interpretation thereof, (iv) the execution, delivery, pendency or public announcement of this Agreement or the consummation of the transactions contemplated hereby, (v) acts of terrorism or armed hostilities, including pursuant to an act of war (whether or not declared), (vi) any change in the market price or trading volume of Common Stock, in any case taken by itself (it being understood that any event, circumstance, change or effect giving rise

Schedule 1-3

or contributing to such failure that is not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account), or (vii) any failure by the Company to meet any internal or published projections or forecasts of revenues, earnings or other financial performance, in any case in and of itself (provided that any event, circumstance, change or effect giving rise or contributing to such failure that is not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account), except, in the case of clauses (i) - (iii), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a “Material Adverse Effect” has occurred), or (b) prevents or materially delays the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that in any event, a Material Adverse Effect shall be deemed to occur if the damages incurred by Purchaser in connection with a breach by the Company of one or more of its representations and warranties in this Agreement exceeds either $800,000 individually or $2,000,000 in the aggregate.

“Mount Hope Project”:  The primary molybdenum property located in Eureka County, Nevada, U.S.A.

“NDA Agreement”:  The Mutual Nondisclosure Agreement between Purchaser and Company executed by the Company on March 13, 2015.

“New York City”:  New York, New York, U.S.A.

“Offered Securities”:  As defined in Recital E.

“Offered Shares”:  As defined in Recital C.

“Organizational Documents”:  (a) With respect to a corporation, the certificate or articles of incorporation and bylaws, or the certificate of incorporation and memorandum and articles of association or any equivalent formation or governing documents, (b) with respect to any other Person, any charter or similar document or instrument adopted or filed in connection with the creation, formation, governance or organization of a Person, including any limited partnership agreement for any limited partnership and any operating agreement or limited liability company agreement for any limited liability company, and (c) any amendment to any of the foregoing.

“Party”: As defined in the Preamble.

“Parties”: As defined in the Preamble.

“Per Share Price”:  (i) with respect to the Offered Shares, $0.40, and (ii) with respect to the Restated Warrant, $0.50.

“Person”:  Any individual, firm, corporation, partnership, limited liability company, trust, joint venture, or other entity.

“Plans”:  As defined in Section 2.2.

“POS-Minerals”:  POS-Minerals Corporation, a Delaware corporation.

“Preferred Stock”:  As defined in Section 2.2.

Schedule 1-4

“Prime Chinese Bank”:  One of the following:  (a) China Development Bank, (b) the Export-Import Bank of China, (c) Bank of China, (d) China Construction Bank, (e) Industrial and Commercial Bank of China, and (f) Agricultural Bank of China.

“Prior Agreement”:  As defined in Recital A.

“Prior Stockholder Agreement”: As defined in Recital A.

“Prior Transaction Documents”:                  As defined in Recital F.

“Prior Warrant”:  As defined in Recital D.

“Project Financing Amount”:  As defined in Recital G.

“Purchaser”:  As defined in the Preamble.

“Purchaser Ownership Percentage”: The aggregate percentage beneficial ownership of the shares of Common Stock by Purchaser and Amer Parent and their Affiliates, calculated based on the number of shares of Common Stock issued and outstanding.

“Purchaser Nominee”: As defined in Section 5.6(a).

“Registrable Securities”:  As defined in Section 4.1.

“Registration Statement”:  As defined in Section 4.1.

“Release”: As defined and used solely in the context of Section 2.12(b) hereof, any disposing, placing, releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, migration or dumping of any Hazardous Materials.

“Restated Warrant”:  As defined in Recital E.

“Rule 415”:  As defined in Section 4.1.

“SAR”:  A stock appreciation right issued by the Company under its Plans.

“SEC”:  Securities and Exchange Commission.

“SEC Reports”:  As defined in Section 2.6(a).

“Securities Act”:  As defined in Section 3.2(a).

“Subsidiary” or “Subsidiaries” of Purchaser, the Company or any other person means any corporation, partnership, joint venture or other legal entity of which Purchaser, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Suspension Notice”:  As defined in Section 4.4.

Schedule 1-5

“Trading Price”:  On any trading day, the daily volume weighted average price for the Common Stock on NYSE American during such trading day beginning at 9:30:01 a.m., New York City time (or such other official open of trading established by NYSE American) and ending at 4:00 p.m., New York City time (or such other official close of trading established by NYSE American) as reported by Bloomberg Financial Services through its “Volume at Price” function.

“Transaction Documents”:  This Agreement, the Restated Warrant and the Extension Letter.

“Tribunal”: As defined in Schedule 2.

“United States” or “U.S.” or “U.S.A.”:  The United States of America.

“US$” or “$”:  Dollars.

“Warrants”:  As defined in Section 2.2.

“VWAP”:  For any period of measurement, the arithmetic average (rounded to the nearest whole cent) of the Trading Prices of shares of Common Stock for each consecutive business day during the period of measurement on NYSE American immediately preceding the date in question.

Schedule 1-6

Schedule 2

(to Securities Purchase Agreement)

Dispute Resolution

(a)                                 All Disputes not otherwise settled by agreement between the Parties shall be finally settled by binding arbitration under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”) by arbitrators appointed in accordance with the Rules then in effect, except to the extent the Rules conflict with the provisions of this Schedule 2, in which event the provisions of this Schedule 2 shall control.  The Parties specifically agree that any time before the Tribunal has been appointed, a party may seek a preliminary injunction or other interim relief before a court of competent jurisdiction to the extent necessary to preserve the status quo or to preserve a party’s ability to obtain meaningful relief pending the outcome of the arbitration under this Schedule 2.

(b)                                 In the event of any Dispute and before arbitration may be commenced, upon notice by any Party to the other Party to such Dispute (the “Dispute Negotiation Notice”), such Dispute must immediately be referred to one representative of the executive management of the Company designated by the Company and one representative of the executive management of Purchaser designated by Purchaser, who must be authorized to settle the Dispute.  Such representatives must promptly meet in a good faith effort to resolve the Dispute.  If the representatives so designated do not resolve the Dispute within ten (10) Business Days after the delivery of the Dispute Negotiation Notice, the Dispute will be exclusively and finally resolved by binding arbitration as described in this Schedule 2.

(c)                                  The arbitration shall be conducted before a panel of three arbitrators, each of whom must be fluent in English and be neutral and independent of the parties to the Dispute (the “Tribunal”).  The claimant shall appoint one arbitrator and the respondent must appoint one arbitrator, as provided in the Rules.  The third arbitrator shall be selected by the two arbitrators so appointed; provided that if the two arbitrators so appointed fail to select the third arbitrator within thirty (30) days after the date on which the second of such two arbitrators is appointed, then the third arbitrator shall be appointed by the ICC Court.  The third arbitrator, regardless of how selected, shall chair the Tribunal.

(d)                                 The place of arbitration shall be Hong Kong SAR.  The arbitration shall be conducted in English; provided that (i) any party thereto, at its cost, may provide for the translation of the proceedings into a language other than English, (ii) any party thereto may elect to submit documents or other information to the Tribunal in English, and (iii) any witness whose native language is not English may elect to give testimony in English or in such witness’s native language, with simultaneous interpretation into English if such testimony is given in such native language.  If simultaneous interpretation is so made, the interpreter will be appointed by the Tribunal.  Each party to any arbitration or its legal counsel may also hire an interpreter at such party’s own expense, and may participate in the examination and cross-examination of witnesses at any hearing.

(e)                                  Unless the Tribunal orders an earlier date or the parties to the arbitration otherwise agree, not less than thirty (30) days before the beginning of the evidentiary hearing, each party to the arbitration shall submit to the other parties to the arbitration the documents that it may use at the hearing and a list of the witnesses whom such party may call at the hearing.

(f)                                   The Tribunal shall have no authority to award any indirect, incidental, special, consequential, or punitive damages, and each Party irrevocably waives its right to recover any such damages.

Schedule 2-1

(g)                                  The decision of the Tribunal will be final and binding.  Any award made in the arbitration will be enforceable in any court of competent jurisdiction, including without limitation in any jurisdiction where one or more of the parties is domiciled or has assets.  For purposes of an action for recognition or enforcement of the award, each party irrevocably waives any objection that it might have to personal jurisdiction in the courts of a jurisdiction where one or more of the parties is domiciled or has assets.

(h)                                 Notwithstanding the pendency of any arbitration, the obligations of the Parties under this Agreement will remain in full force and effect; provided that no Party will be considered in default under this Agreement (except for defaults for the payment of money) during the pendency of an arbitration specifically relating to the default.  The non-prevailing party in any arbitration shall pay all costs and expenses in connection with such arbitration, unless the Tribunal determines otherwise.

The parties shall use their reasonable best efforts to encourage the Tribunal to enter a final award resolving the Dispute within 90 days from the appointment of the Tribunal.  Notwithstanding any provision to the contrary in this Schedule 2, the parties to any arbitration under this Schedule 2 may agree at any time to discontinue and terminate such arbitration.

Schedule 2-2